Exhibit 5.1

Diane W. Biagianti, Esq.

Senior Vice President, General Counsel and Assistant Secretary

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, California 92705

(714) 247-8200

August 8, 2008

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, California 92705

Re:	Registration of shares of common stock, par value $0.01
per share, and deferred compensation obligations, of
Advanced Medical Optics, Inc., pursuant to a Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Assistant Secretary of Advanced Medical Optics, Inc., a Delaware corporation (the “Company”), and in such capacity have examined the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of (a) an aggregate of 2,600,00 shares of common stock, $.01 par value per share (the “Shares”) of the Company issuable as needed pursuant to the Advanced Medical Optics, Inc. 401(k) Plan (the “401k Plan”) and (b) $6,000,000 of deferred compensation obligations of the Company (“Obligations”) under the Advanced Medical Optics, Inc. Executive Deferred Compensation Plan (the “EDCP”).

For purposes of rendering this opinion, I have made such legal and factual examinations as I have deemed necessary under the circumstances and, as part of such examination, I have examined, among other things, originals and copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate. For the purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to me.

Based upon, and subject to, the foregoing, I am of the opinion that:

1. The Shares have been duly authorized and that when issued by the Company pursuant to and in accordance with the 401k Plan, will be validly issued, fully paid and nonassessable.

2. Upon the issuance of the Obligations in accordance with the terms of the EDCP, such Obligations will be legally valid and binding obligations of the Company, except as may be limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

In addition, I express no opinion with respect to any obligations or liabilities of AMO Puerto Rico Manufacturing, Inc., AMO Development, LLC, AMO Sales and Service, Inc., AMO WaveFront Sciences, LLC, and AMO Manufacturing USA, LLC or any other person or entity under the EDCP. I further express no opinion with respect to the liabilities or obligations of the Company, AMO Puerto Rico Manufacturing, Inc. AMO Development, LLC, AMO Sales and Service, Inc., AMO WaveFront Sciences, LLC, and AMO Manufacturing USA, LLC or any other person under any trust agreement entered into or that may be entered into in connection with the EDCP, and I express no opinion with respect to the applicability to, or the effect on, any such trust agreement of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other laws.

I am admitted to practice law in the State of California; however, I am generally familiar with the Delaware General Corporation Law as presently in effect, and have made such inquiries as I consider necessary to render the opinions set forth herein relating to Delaware law. Except with respect to the present general corporation laws of the State of Delaware, this opinion is limited to the present laws of the United States of America and the State of California and the present judicial interpretations thereof. No opinion is expressed by me as to the effect of the laws of any other jurisdiction or as to matters of conflict or choice of law and I assume no obligation to revise or supplement this opinion as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to my attention after the date hereof.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Diane W. Biagianti

Diane W. Biagianti

Senior Vice President, General Counsel

and Assistant Secretary of

Advanced Medical Optics, Inc.